                            STOCK PURCHASE AGREEMENT

                 STOCK PURCHASE AGREEMENT (this "Agreement") dated as of November 1, 1995 ("Execution Date") by and among Lynch Telephone Corporation VIII, a Delaware corporation ("Purchaser"), Brighton Communications Corporation, a Delaware corporation ("Parent" or "BCC"), Dunkirk & Fredonia Telephone Co., a New York corporation ("DFT"), and the persons listed on Schedule A hereto who own 92.94% of the issued and outstanding stock of DFT (collectively "Sellers").

                 In consideration of the representations, warranties, agreements and conditions herein contained, and intending to be legally bound, Purchaser and Parent and DFT and Sellers (individually a "party"; collectively the "parties") hereby agree as follows:

                                   ARTICLE I

                           REPRESENTATIONS OF SELLERS

         Section 1.         Representations of Sellers.  Sellers
represent and warrant to Purchaser as follows:

         Section 1.1        Existence and Good Standing of DFT and
Cassadaga. Each of DFT, and each Subsidiary (as defined herein), including without limitation Cassadaga Telephone Corporation, a New York corporation, ("CTC"), MACOM, Inc., a New York corporation ("MACOM"), Comantel, Inc., a New York corporation ("CI"), and D&F Cellular Telephone, Inc., a New York corporation ("DFC"), is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and each has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. DFT and each Subsidiary is each qualified or licensed as a foreign corporation to do business in any other jurisdiction (listed on Schedule 1.1 hereto) where such qualification is required or appropriate. The term "Subsidiary" as used in this Agreement shall mean any Person (as defined in Section 10.4) of which DFT (either alone or together with other Subsidiaries) owns directly or indirectly more than 20% of the stock or other equity interests that are generally entitled to vote for the election of the Board of Directors or governing body of such Person, other than New York RSA Funding Corporation, a New York corporation more fully described in
Schedule 1.2(a).

         Section 1.2        Capital Stock.

                    (a) DFT has an authorized capitalization consisting of 12,400 shares of common stock ("Common Stock"), no par value, and _8,500 shares of preferred stock, par value $100 per share ("Preferred Stock"). 11,733 shares of Common Stock are issued and outstanding, and no shares are held in the DFT treasury. No shares of Preferred Stock are issued and outstanding, and 4,250 shares are held in the DFT treasury. All such outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable. There are no outstanding subscriptions, options, warrants, rights, calls, commitments,





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conversion rights, rights of exchange, plans or other agreements providing for the purchase, issuance or sale of any shares of the capital stock of DFT. All of the outstanding securities of each Subsidiary are owned by DFT, except as set forth on Schedule 1.2(a) hereto. All of the outstanding shares of stock of each Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable. Except as described in Schedule 1.2(a), there are no outstanding subscriptions, options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements providing for the purchase, issuance or sale of any shares of capital stock of other securities of any Subsidiary.

                    (b) Except as otherwise indicated on Schedule A, each Seller is the lawful record and beneficial owner of the Shares set forth opposite its, his or her name on Schedule A hereto, and such shares of Common Stock are owned free and clear of all liens, pledges, charges, security interests, encumbrances, privileges, restrictions or other claims of every kind or character (collectively, the "Liens"), except for restrictions on transfer imposed by federal and state securities law. Each Seller has full legal right, power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The representations and warranties contained in this Paragraph (b) are made by each Seller only with respect to shares of Common Stock owned by he, she or it and his, her or its right, power and authority.

         Section 1.3        Subsidiaries.  DFT is the direct and
indirect record and beneficial owner of the number of shares of capital stock of each of the Subsidiaries as set forth in Schedule 1.3. Except as set forth on Schedule 1.3,





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no securities of any of the Subsidiaries are or may become required to be issued, transferred or sold for any reason and all of the outstanding securities of each Subsidiary are validly issued, fully paid and nonassessable and are owned of record and beneficially by DFT, free and clear of any Lien with respect thereto, except for restrictions on transfer imposed by federal and state securities laws.

         Section 1.4 No Violations. Schedule 1.4 sets forth all governmental and other consents and approvals necessary to permit the consummation of the transactions contemplated by this Agreement. Except as set forth in Schedule 1.4 attached hereto and subject to obtaining the necessary consents or approvals, the execution and delivery of this Agreement by DFT and Sellers and the consummation of the transactions contemplated hereby (a) will not violate any provision of the Articles of Incorporation or By-Laws, as the case may be, of DFT or any Subsidiary, (b) will not violate any statute, rule, regulation, judgement, order, injunction or decree of any public body or authority by which any Seller, DFT, or any Subsidiary is bound or which is binding upon any of their respective properties or assets and (c) will not result in a violation or breach of, or constitute a default under, any license, franchise, permit, indenture, agreement or other instrument to which any Seller, DFT, or any Subsidiary is a party, or by which any Seller, DFT, or any Subsidiary or any of their respective assets or properties is bound, (d) result in the creation or imposition of any Lien or other encumbrance or restriction upon any Shares or upon any of the assets or properties of DFT or any Subsidiary or (e) have a material adverse effect on the business, franchises, licenses, condition (financial or otherwise), results of operations, EBITDA (earnings before interest, taxes based on income, depreciation and amortization), financial or business prospects, liabilities, or assets





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("Business or Condition") of DFT, or any of its Subsidiaries.  The
representations and warranties as to "any Seller" in clauses (b) and (c) of this Section are made by each Seller only with respect to he, she or it.

         Section 1.5        Financial Statements.

                    (a) DFT has heretofore furnished Purchaser with the audited and unaudited financial statements for the periods and as of the period endings listed on Schedule 1.5 hereto (the "Financial Statements"). The Financial Statements (and the financial statements ("Section 4.2 Financial Statements") to be furnished Purchaser pursuant to Section 4.2 hereof), including the footnotes thereto, except as indicated therein, have been prepared in accordance with generally accepted accounting principles ("GAAP") and the uniform system of accounts of the Federal Communications Commission as set forth in 47 C.F.R. Part 32 and fairly present in all material respects the financial condition and results of the operations of entities included therein and the changes in their financial position at such dates and for such periods; provided however, that the Section 4.2 Financial Statements shall be subject to normal year end adjustments. The term "Balance Sheet" shall mean (i) the balance sheets of DFT and its Subsidiaries as of June 30, 1995 and (ii) the balance sheets of DFT and its Subsidiaries to be included in the Section 4.2 Financial Statements.

                    (b) There are no material liabilities or obligations of any nature, whether absolute, accrued, fixed, contingent, matured or unmatured, against, relating to or affecting DFT, or any Subsidiary, except (i) as and to the extent reflected or reserved against on the Balance Sheet, (ii) described or





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identified in any of the Schedules delivered to Purchaser pursuant to or in connection with this Agreement, or (iii) incurred since the date of the latest Balance Sheet in the ordinary course of business consistent with prior practice and consistent with Section 4.1 hereof and which individually or in the aggregate do not have and are not expected to have a material adverse effect on the Business or Condition of DFT or any of its Subsidiaries.

                    (c) Since December 31, 1994, DFT and its Subsidiaries have operated only in the ordinary course of business and consistent with past practices. Since December 31, 1994, there has been no material adverse change in the Business or Condition (including without limitation any material damage, destruction or loss to any material assets, whether or not covered by insurance), financial condition or results of operations of DFT or any of its Subsidiaries.

                    (d) At June 30, 1995, DFT and each of its Subsidiaries had the right to freely dividend, without permission from any other Person, up to the amounts set forth on Schedule 1.5(d) hereto without violating any restrictions, whether contractual, regulatory or otherwise, applicable to DFT or any of its Subsidiaries or any of their respective properties and assets. At the Closing Time and except as otherwise limited by this Agreement and by the Escrow Agreement (referred to in Section 3.2(e)), DFT and each of its Subsidiaries shall have the right to freely dividend without restrictions, as provided in the preceding sentence, at least the dollar amounts set forth opposite their respective names on Schedule 1.5(d).





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                    (e) (i) The revenues attributable to long distance network access that are included in the revenues stated in the Financial Statements (and in the Section 4.2 Financial Statements) have been calculated in a manner consistent with prior years, as modified by and in accordance with, all applicable federal and state rules and regulations; (ii) the cost separation studies for the exchanges of DFT and its Subsidiaries upon which the access settlement revenues set forth in the Financial Statement (and in the Section
4.2 Financial Statements) have been prepared in a manner consistent with prior years, as modified by and in accordance with, all applicable federal and state rules and regulations; (iii) the toll and access revenues reflected in the Financial Statements (and in the Section 4.2 Financial Statements have been calculated in a manner consistent with prior years, as modified by and in accordance with, all applicable federal and state tariffs; and (iv) all local service rates currently utilized by DFT and its Subsidiaries are in compliance with tariffs, to the extent such tariffs are applicable.

                    (f) The offer and sale of the demand notes of DFT aggregate $1,551,160, was exempt from registration under the Securities Act of 1933, as amended, and their issuance and continuing to be outstanding are in compliance with all Federal, state and local securities and other laws and consummation of the transactions contemplated by this Agreement will not affect their continuing to be in such compliance after the Closing.

                    (g) Except as set forth in Schedule 4.8, neither DFT, CI or any other Subsidiary has provided funds or other assets to the Quantum Marine operation.





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
         Section 1.6        Title to Properties: Encumbrances.

                    (a) Real Property Schedule 1.6(a) attached hereto sets forth an accurate and complete list or summary description of all real property owned in whole or in part by DFT or any of its Subsidiaries and includes the name of the record title holder thereof. Except as set forth in
Schedule 1.6(a) attached hereto and for matters which would not have a material adverse effect on the Business or Condition of DFT or any of its Subsidiaries, each of DFT and its Subsidiaries has good, marketable and indefeasible title to all such properties and assets, including, without limitation, all the properties and assets reflected in the Balance Sheet, subject to no Lien or other restriction of any kind or character, other than (i) Liens for taxes not yet due and payable, which have been fully accrued on the Financial Statements and Section 4.2 Financial Statements, and (ii) Liens that would not interfere in any material respect with the present or contemplated use of such real property, and (iv)Liens noted in Schedule 1.6(a). Except as set forth in Schedule 1.6(a), DFT and its Subsidiaries' material properties and assets are in substantially good working order, repair and condition, ordinary wear and tear excepted, and suitable for their current or contemplated use. Contemplated use or contemplated to be conducted shall mean as contemplated currently or within the past 12 months by DFT or any of its Subsidiaries.

                    (b)      Easements/Rights of Way  Except as set forth on
Schedule 1.6(b), each of DFT and its Subsidiaries has a valid leasehold interest in or right to use, free and clear of all Liens and payments, each real property easement, right of way, and lease that is required for its business, operations,





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
and affairs as currently being or contemplated to be conducted. Each such easement, right of way, and lease is set forth on Schedule 1.6(b), is in full force and effect and constitutes a legal, valid, and binding obligation of DFT or its Subsidiaries and (to the knowledge of DFT and Sellers) each other party thereto, enforceable against the parties thereto in accordance with the terms thereof.

                    (c) Personal Property. Schedule 1.6(c) sets forth an accurate and complete list or summary description of all material tangible personal property by category owned in whole or part by DFT or any of its Subsidiaries. Except as set forth in Schedule 1.6(c) attached hereto and for matters which would not have a material adverse effect on the Business or Condition of DFT or any of its Subsidiaries, DFT and its Subsidiaries own good and indefeasible title to, or have a valid leasehold interest in or right under contract to use, free and clear of all Liens or other restrictions of any kind or character, other than (i) Liens for taxes not yet due and payable which have been fully accrued on the Financial Statements and Section 4.2 Financial Statements, (ii) Liens that would not interfere in any material respect with the present or contemplated use of such personal property, and (iii) those Liens indicated on Schedule 1.6(c) attached hereto, all tangible personal property that individually or in the aggregate is material to the Business or Condition of DFT or any of its Subsidiaries. All such personal property is in substantially good working order, repair and condition, ordinary wear and tear excepted, and suitable for its current or contemplated uses.





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
         Section 1.7        Leases.  Schedule 1.7 attached hereto
contains a list of all leases (including without limitation any leases providing for total payments or receipts in excess of $25,000) to which DFT or any Subsidiary is a party. Except as set forth in Schedule 1.7 hereto, each lease set forth in Schedule 1.7 is in full force and effect; all rents and additional rents due to date on each such lease have been paid; in each case, neither DFT nor any Subsidiary has received notice that it is in default thereunder and, to the knowledge of DFT and Sellers, no other party thereto is in default thereunder; and, except as set forth on Schedule 1.7, there exists no event, occurrence, condition or act (including without limitation the purchase of the Shares hereunder) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default by DFT or any Subsidiary or, to the knowledge of DFT and Sellers, any other party to any such lease, under any such lease.

         Section 1.8        Material Contracts: Material Licenses.

                    (a) Material Contracts. Schedule 1.8(a) contains a true and complete list and brief description of each material contract (including without limitation any franchise whether or not from a governmental entity and whether or not in contract form and any contracts providing for total payments or receipts in excess of $25,000) to which DFT or any Subsidiary is a party or by which any of their assets or properties is or may be bound. Each contract disclosed on Schedule 1.8(a) is in full force and effect and constitutes a legal, valid, and binding obligation of DFT or any Subsidiary, and (to the knowledge of DFT and Sellers) of each other party thereto, enforceable against DFT or any Subsidiary and (to the knowledge of Sellers) each other party in accordance with





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its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or similar laws affecting the enforcement of creditors' rights generally, or by general principals of equity (regardless of whether such enforceability is considered in a proceeding in law or in equity).
Neither DFT or any Subsidiary nor (to the knowledge of DFT and Sellers) any other party to any such contract is in violation or breach of or default under any such contract (with or without notice or lapse of time or both). Except as disclosed on Schedule 1.8(a), since December 31, 1994, no such contract has been amended or supplemented in any material respect. Neither DFT nor any Subsidiary is a party to any employment or similar agreement with any of its employees, except as set forth on Schedule 1.8(a) or as disclosed in Section
1.14 and Section 1.14(e). For purposes of this Section 1.8(a), the term "material contract" shall also include any agreement, contract, or understanding involving the payment or receipt by DFT or any Subsidiary of $10,000 or more per year.

                    (b) Material Licenses. Schedule 1.8(b) contains a true and complete list and brief description of all franchises, permits, licenses, approvals, and other authorizations that are necessary for the business, operations, and affairs of DFT or its Subsidiaries as currently being or contemplated to be conducted and that the failure to so own or hold, individually or in the aggregate with other such failures, has or may reasonably be expected to have a material adverse effect on the Business or Condition of DFT or any of its Subsidiaries. DFT or its Subsidiaries owns or validly holds each such franchise, permit, license, approval, and other authorization. To the





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knowledge of Sellers, each such franchise, permit, license, approval, and other authorization is valid, in good standing, and in full force and effect. To the knowledge of DFT and Sellers, no basis exists for the termination, suspension, restriction, or limitation of any such franchise, permit, license, approval, or other authorization.

         Section 1.9        Litigation.  Except as set forth in
Schedule 1.9 attached hereto, there is no action, suit, investigation or proceeding at law or in equity by any Person or any arbitration or any administrative or other proceeding by or before any governmental or other instrumentality or agency, pending, or, to the knowledge of DFT and Sellers, threatened against DFT or any Subsidiary.

         Section 1.10       Taxes.

                    For purposes of this Agreement, "Tax Return" means a report, return or other information required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes DFT or any of its Subsidiaries.

                    (a) All Tax Returns required to be filed with respect to DFT and its Subsidiaries have been duly and timely filed, and all such Tax Returns were true, complete and correct in all material respects (and, as to Tax Returns not filed as of the Execution Date, but filed on or before the Closing Date, will be true, complete and correct in all material respects). Except as set forth in Schedule 1.10(a) hereto, DFT and its Subsidiaries (i) have duly and timely paid (and until the Closing Time will pay within the time and manner prescribed by law) all federal, state, local, county, and, if applicable, foreign income, gross receipts, excise, import, property, franchise, ad valorem, license, sales, use, employment (including without limitation withholding taxes, Federal Insurance Contribution Act taxes, and state and local wage disability, unemployment, and





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
similar taxes), and other taxes, together with all deficiencies, penalties, interest, additions to tax, assessments, and other governmental charges (collectively, "Taxes") that are due, or claimed or asserted by any taxing authority to be due, from DFT or its Subsidiaries for the periods covered by such Tax Returns or (ii) has duly and fully provided for such Taxes, in accordance with GAAP, in the books and records of DFT or its Subsidiaries, including without limitation in the financial statements and Balance Sheet described in Section 1.5 hereof. As of the Execution Date hereof, there are no, and of the Closing Time, there will be no, Liens with respect to Taxes upon any of the assets or properties of DFT or any of its Subsidiaries, except for Liens for current taxes not yet due and payable or being contested in good faith which have been fully accrued on the Financial Statements and the Section
4.2 Financial Statements.

                    (b) The Balance Sheet includes due and sufficient accruals for Taxes in accordance with GAAP in all material respects with respect to any period for which tax returns for DFT or its Subsidiaries were not filed or for which Taxes were not then due and owing.

                    (c) True and complete copies of any and all Tax Returns for the last five years and all tax audit reports with respect to DFT and its Subsidiaries have been furnished to Purchaser. Except as set forth in
Schedule 1.10(a), any deficiencies proposed in tax audits have been duly and fully paid, settled, or reserved against in the financial statements described in Section 1.5. Tax Returns have been audited through the tax years as provided in Schedule 1.10(a).





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                    (d)      Except as set forth in Schedule 1.10(a), there are
no waivers, contracts, or arrangements by or with respect to DFT or any of its Subsidiaries for the extension of (i) the statutory limitation period applicable to any claim for Taxes, or (ii) the time for the assessment or collection of Taxes.

                    (e) No election under Section 338 (or any predecessor provision) of the Internal Revenue Code of 1986 (the "Code") has been made or filed by or with respect to DFT or any of its Subsidiaries. No consent to the application of Section 341(f)(2) of the Code (or any predecessor provision) has been made or filed by or with respect to DFT or any of its Subsidiaries or any of its assets or properties. None of the assets or properties of DFT or any of its Subsidiaries is an asset or property that Purchaser is or will be required to treat as being (i) owned by any other person pursuant to the provisions of
Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect before the enactment of the Tax Reform Act of 1986, or (ii) tax-exempt use property within the meaning of Section 168(h)(1) of the Code. No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local, or, if applicable, foreign Law has been entered into by or with respect to DFT or any of its Subsidiaries or any of its assets or properties.

                    (f) Neither DFT nor any of its Subsidiaries has agreed to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method of DFT or any of its Subsidiaries, and neither DFT nor any of its Subsidiaries has any application





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pending with any governmental authority requesting permission for any changes in any accounting method of DFT or its Subsidiaries. To the knowledge of DFT and Sellers, the Internal Revenue Service has not proposed any such adjustment or change in accounting method.

                    (g) Except as set forth in Schedule 1.10(a), neither DFT nor its Subsidiaries has been or is in violation (with or without notice or lapse of time or both) of any applicable law relating to the payment or withholding of Taxes. Except as set forth in Schedule 1.10(a), DFT and its Subsidiaries have duly and timely withheld from employee salaries, wages, and other compensation and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods due and payable under all applicable Laws.

                    (h) No audit is pending or, to the knowledge of DFT and Sellers, threatened with respect to any Taxes due from, or Tax Return filed by or relating to, DFT or its Subsidiaries. Except as set forth in Schedule 1.10(a), no assessment of Tax has been proposed in connection with any audit or other proceeding by any governmental authority with respect to any Taxes due from DFT or its Subsidiaries or any Tax Return filed by or relating to DFT or its Subsidiaries.

                    (i) Except as set forth in Schedule 1.10(a), neither DFT nor any of its Subsidiaries is party to any agreement, contract, or arrangement that would require DFT or any of its Subsidiaries to make any gross-up payments with respect to any Taxes or otherwise indemnify or hold harmless any employee with respect to Taxes.





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
                    (j) Prior to the Closing Date, DFT and Sellers shall notify Purchaser in writing of any power of attorney granted by DFT or any of its Subsidiaries concerning any Tax matter that will be in force as of the Closing Time.

                    (k) DFT and its Subsidiaries have no deferred intercompany gains or losses (as such term is defined in Treas. Reg.
Section 1.1502-13) other than those that will be restored as a result of the transactions contemplated herein and reported in full on the consolidated federal income tax returns of the affiliated group of which DFT is the common parent for the taxable year of such group which includes the Closing Date.

         Section 1.11       Conduct of Business.  Since December 31,
1994, and except as set forth in Schedule 1.11 attached hereto or as expressly contemplated, required or permitted by this Agreement, neither DFT nor any of its Subsidiaries has taken any action which, if taken subsequent to the Execution Date and at or prior to the Closing Time, would constitute a breach of Sellers's agreements set forth in Article IV.

         Section 1.12       Intellectual Properties.  Set forth in
Schedule 1.12 attached hereto is a list of all (i) domestic and foreign patents, patent applications, patent licenses, software licenses, trade names, trademarks, service marks, trademark registrations and applications, service mark registrations and applications, copyright registrations and applications owned by, licensed to, or used by DFT or any of its Subsidiaries and (ii) all computer software programs that are owned by or licensed to DFT or its Subsidiaries or are used in the





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conduct of the business, operations or affairs of DFT or its Subsidiaries
(collectively, the "Intellectual Property") as currently being or proposed to be conducted. Unless otherwise indicated in Schedule 1.12, DFT or such Subsidiary owns the entire right, title and interest in and to the Intellectual Property (including, without limitation, the exclusive right to use and license the same) and each item constituting part of the Intellectual Property has been, to the extent indicated in Schedule 1.12, duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office or such other government entity, domestic or foreign, as is indicated in
Schedule 1.12 and, to the knowledge of DFT and Sellers, such registrations, filings and issuances remain in full force and effect. Except as disclosed in
Schedule 1.12, each of DFT and its Subsidiaries has the right to use, free and clear of any royalty or other payment obligations, claims of infringement or alleged infringement, or other liens or encumbrances, all Intellectual Property. Except as disclosed in Schedule 1.12 and for matters which would not have a material adverse effect on DFT or any of its Subsidiaries, neither DFT nor its Subsidiaries is in conflict with or is in violation or infringement of, and neither DFT or its Subsidiaries has received any notice of any conflict with or violation or infringement of or any claimed conflict with, any asserted rights of any other Person or entity with respect to any Intellectual Property or any computer software, programs, or similar systems.

         Section 1.13       Compliance with Laws.

                    (a) Except as disclosed in Schedule 1.13, neither DFT nor its Subsidiaries is in violation (with or without notice or lapse of time or both)




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
of any statutes, regulations, ordinances, rules or laws, whether Federal, state, or local ("Laws") or any unit, judgement, decree, injunction or similar order ("Order") (including without limitation any Law or Order regulating the telephone or other services provided by DFT or its Subsidiaries or the rates charged for such services) applicable to DFT or its Subsidiaries or any of its assets or properties, the result of which violation individually or violations in the aggregate has or is likely to have a material adverse effect on the Business or Condition of DFT or any of its Subsidiaries.

                    (b) DFT and its Subsidiaries have made, or have caused to be made, all material federal, state and local governmental filings necessary for the conduct of their respective businesses as currently conducted. To the best of Sellers' knowledge, the information reflected on all such filings reflected all information required of DFT and its Subsidiaries to be included in such reports and filings.

         Section 1.14       Benefit Plans.

                    (a)      Employee Welfare Benefit Plans.

                             (i)  The Plans listed on Schedule 1.14 are the
only "Welfare Plans" (within the meaning of Section 3 (1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) maintained by DFT or its Subsidiaries. Except as specifically provided otherwise on Schedule 1.14, the benefits provided under such Welfare Plans are provided to employees of DFT or its Subsidiaries solely through the insurance policies listed on
Schedule 1.14.





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
                             (ii)  DFT or its Subsidiaries has made all
required payments under the Welfare Plans and to the insurance companies listed on Schedule 1.14, and has operated and administrated each Welfare Program in accordance with ERISA and the Internal Revenue Code of 1986, as amended (the "Code") in all material respects. Each welfare benefit provided under the Welfare Plans is intended to meet and meets the requirements for tax-favored treatment under Subchapter B of Chapter 1 of the Code.

                             (iii)  The Welfare Plans do not provide, and are
not obligated to provide, benefits to former employees of DFT or its Subsidiaries other than continued medical benefits as required under Sections 601 through 608 of ERISA or Section 4980B of the Code or as set forth on
Schedule 1.14, and DFT and its Subsidiaries has complied with such medical benefit continuation requirements set forth in all material respects.

                    (b)      Employee Pension Benefit Plans.

                             (i)  Dunkirk & Fredonia Telephone Company 401(k)
Profit Sharing Plan (the "Retirement Program") and the associated trust thereto (the "Trust") is the only "Pension Plan" (within the meaning of Section 3(2) of ERISA) maintained by DFT or its Subsidiaries.

                             (ii)  The Retirement Program and Trust, now meet,
and since their inception have met, the requirements for qualification under
Section 401(a) of the Code and are now, and since their inception have been exempt from taxation under Section 501(a) of the Code. The Internal Revenue Service ("IRS") has issued a favorable determination letter with respect to the Retirement Program and Trust that is valid for all matters and amendments and has not taken any action to revoke such letter.

                             (iii)  Reserved

                             (iv)  There has been no reportable event (as
defined in Section 4043(b) of ERISA) with respect to the Retirement Program for which notice to the Pension Benefit Guaranty Corporation ("PBGC") has not, by rule or regulation, been waived or which individually or in the aggregate with other reportable events has or may reasonably be expected to have a material adverse effect on the Retirement Program or on the Business or Condition of DFT nor its Subsidiaries. Neither DFT or its Subsidiaries has any material liability (including without limitation any premium liability) to the PBGC. No complete or partial termination of the Retirement Program has occurred as of the Execution Date, or, as a result of the execution or delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, will occur.

                             (v)  DFT or its Subsidiaries has made each
contribution required to be made to the Retirement Program and has operated and administrated such program in accordance with ERISA and the Code in all material respects. To the knowledge of DFT and Sellers, no fact or facts exist that could affect adversely the status of the Retirement Program as a plan qualified under ERISA and the Code.

                             (vi)  To the extent that the Retirement Program
constitutes a "multiple employer pension plan" under Section 413(c) or the Code, neither DFT nor its Subsidiaries has incurred, and is expected to incur, any withdrawal liability under Section 4064 of ERISA. To the knowledge of DFT and Sellers, no other employer participating in such multiple employer pension plan has taken any act which would result in the disqualification of such plan or create a material adverse effect on the business of DFT or its Subsidiaries.

                    (c) Controlled Group Plans. With respect to each "employee benefit plan" (as defined in ERISA) maintained or contributed to or required to be contributed to, currently or in the past, by any trade or business with which DFT or its Subsidiaries is required by any of the rules contained in the Code or ERISA to be treated as a single employer (the "Controlled Group Plan"):

                    (i) All Controlled Group Plans which are "group health plans" (as defined in the Code and ERISA) have been and will be operated to the Closing such that failures to operate such group health plans in full compliance with Part 6 of Subtitle B of Title 1 of ERISA and Section 4980B of the Code would not subject the Purchaser to liability in excess of $10,000 in the aggregate.

                    (ii) The PBGC has not instituted proceedings to terminate any Controlled Group Plan that is a defined benefit plan (as defined in Section 3(35) of ERISA) (a "Defined Benefit Plan") or to appoint a trustee or administrator of any Defined Benefit Plan, no circumstances exist that constitute grounds under Section 4042 of ERISA entitling the PBGC to institute any such proceeding, no liability to the PBGC or under Title IV of ERISA has been incurred or is expected with respect to any Defined Benefit Plan that could result in liability to the

Company, no Defined Benefit Plan has or has incurred an accumulated funding deficiency within the meaning of Section 302 of ERISA and Section 412 of the Code, and no waiver of the minimum funding standards of Section 302 of ERISA and Section 412 of the Code has been requested of or granted by the IRS with respect to any Defined Benefit Plan. As of the Closing Date, each Defined Benefit Plan could be terminated in a standard termination under Section 4041(b) of ERISA without any additional contributions.

                    (iii) There is no Controlled Group Plan that is (A) a multiple employer plan within the meaning of Code Section 413(c), or (B) a multiemployer plan within the meaning of ERISA Section 3 (37).

                    (d) Prohibited Transactions and Fiduciary Matters. There has been no transaction, action, or omission involving DFT or its Subsidiaries, any plan fiduciary, trustee, or administrator of the Welfare Plans or Retirement Program or any other person or entity dealing with any such programs or the related trusts, that in any manner violates Section 404 or 406 of ERISA or constitutes a prohibited transaction (as defined in Section 4975(c)(1) of the Code or Section 406 of ERISA) for which there exists neither a statutory nor a regulatory exemption and which may or will subject DFT or its Subsidiaries or any "party in interest" (as defined in Section 3(14) of ERISA) to criminal or civil sanctions under Section 501 or 502 of ERISA or excise taxes under Section 4975 of the Code or to any other material liability.

                    (e) Other Employee Plans: Set forth on Schedule 1.14(e) is a complete and correct list of all other bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, or any other similar plan, agreement, policy or understanding (whether written or oral, qualified or nonqualified, currently effective or terminated), and any trust, escrow or other agreement related thereto, which (a) is maintained or contributed to by DFT or its Subsidiaries, or with respect to which DFT or its Subsidiaries has any liability, and (b) provides benefits, or describes policies or procedures applicable to any officer, employee, service provider, former officer or former employee of DFT or its Subsidiaries, or the dependents of any thereof, regardless of whether funded.

                    (f) Cobra. DFT and its Subsidiaries have complied in all material respects with the requirements of Code Section 4980 (Cobra).

         Section 1.15 Insurance. Schedule 1.15 attached hereto contains a list of all liability, property, workers compensation, directors and officers liability and other insurance policies and contracts currently maintained by DFT and its Subsidiaries or insuring their properties, risks or liabilities. Except as set forth on Schedule 1.15 hereto, all of such policies cover only DFT or its Subsidiaries and do not have provisions providing for retroactive price adjustments. All such policies are in full force and effect. DFT shall use commercially reasonable efforts to keep or cause to be kept such policies (or substantial equivalents) in such amounts duly in force until the Closing Time and shall give Purchaser notice of any material change in such policies.

         Section 1.16 Broker's or Finder's Fees. No agent, broker, person or firm acting on behalf of DFT or any Seller is, or will be, entitled to any commission or broker's or finder's fees from any Person other than a Seller, in connection with any of the transactions contemplated herein.

         Section 1.17       Rights of Way Fees.  Except as set forth in
Schedule 1.17 and except for immaterial defects, each of DFT and its Subsidiaries has valid rights of way for its telephone and cables and lines to conduct its business as presently conducted. Schedule 1.17 sets forth a list of all disputes concerning rights of way in which DFT or any of its Subsidiaries has been involved during the last five years. To the knowledge of DFT and Sellers, there are no events or circumstances that would materially and adversely affect DFT or any of its Subsidiaries' rights of way for its telephone and cable television cables and lines to conduct its business as presently conducted. To the best knowledge of DFT and Sellers, DFT and its Subsidiaries have duly and timely paid all copyright fees, franchise fees, pay service fees, satellite fees, exchange fees, transmission fees, pole attachment fees, cable, wire, and pole easements and fees, and all other fees and charges payable that affect or relate to the ownership, use, or operation of any of the assets or properties of DFT or its Subsidiaries, other than such fees or charges not yet due and payable or being contested in good faith which have been fully accrued on the Financial Statements and Section 4.2 Financial Statements.

         Section 1.18 Transactions with Affiliates. Except as disclosed on Schedule 1.18 or as expressly contemplated, required or permitted by this Agreement, neither DFT nor its Subsidiaries have made any payments or distribution to any Seller or any Affiliate of any Seller (as defined in Rule 405 of the Securities Act of 1933), other than DFT and its Subsidiaries, and there have been or are no outstanding liabilities or contracts between or among DFT and its Subsidiaries and any Seller and its Affiliates (other than DFT and its Subsidiaries).

         Section 1.19       Employment Relations: Key Employees.

                    (a) DFT and each of its Subsidiaries are in material compliance with all applicable laws respecting employment and employment practices (including, without limitation, terms and conditions of employment, wages and hours) and are not, and has not, engaged in any unfair labor practice. Except as set forth in Schedule 1.19(a) (i) DFT or its Subsidiaries are not a party to or bound by any collective bargaining agreement and no collective bargaining agreement is currently being negotiated by them, there are no labor unions or other organizations representing or purporting to represent or attempting to represent the employees of DFT or its Subsidiaries, none of the employees of DFT or its Subsidiaries are a member of, or represented by, a labor union, and there are no attempts being made to organize any of such employees, and there are no pending or, to the knowledge of DFT and Sellers, threatened representation campaigns, elections or proceedings concerning union representation or collective bargaining efforts with respect to the employees of DFT or its Subsidiaries (Sellers agree to deliver immediately to Buyer any notice of any representation campaign, election or proceeding concerning union representation or collective bargaining effort with respect to employees of DFT or its Subsidiaries); (ii) there are no material labor controversies, disputes, strikes, or work slowdowns or stoppages pending or, to the knowledge of DFT and Sellers, threatened against DFT or its Subsidiaries; and (iii) there are no material grievances outstanding, or unfair labor practices complaints pending or, to the knowledge of DFT and Sellers, threatened before the National Labor Relations Board or state or local agencies, against DFT or its Subsidiaries.

                    (b) Schedule 1.19(b) contains an accurate and complete list of the name of each officer and employee of DFT and its Subsidiaries with an annual base salary of $50,000 or more, current base salary, title, and a summary description of such officers' and employees' benefits, including, without limitation, accrued bonus, accrued vacation benefits and similar benefits.

         Section 1.20       Environmental Matters.

                    (a) (i) Each of DFT and its Subsidiaries possesses and has possessed all necessary licenses, permits and other approvals and authorizations that are required prior to the Closing Time under Existing Environmental Laws (defined below) and each is and has been in material compliance with, all federal, regional, state, county and local laws, statutes, ordinances, decisional law, rules, regulations, codes, orders decrees, directives or common law (collectively "Laws") relating to pollution, or damage to or the protection of the environment, that are both in effect and required to be met by DFT prior to the Closing Time, including, without limitation, all such Laws governing the generation, manufacture, processing, use, collection, treatment, recycling, reclamation, storage, transportation, housing, recovery, removal, release (or threatened release), discharge or disposal of petroleum products and any derivatives thereof and of hazardous substances or wastes, and all such Laws imposing recordkeeping, maintenance, testing, inspection, notification and reporting requirements with respect to petroleum products and any derivatives thereof and hazardous substances or wastes that are both in effect and required to be met by DFT or any of its Subsidiaries prior to the Closing Time (collectively the "Existing Environmental Laws), including, without limitation, all such laws specified below to the extent applicable prior to the Closing Time; except where such failure to obtain or possess such licenses, permits, other approvals and authorizations, or noncompliance with Existing Environmental Laws, would not have a material adverse effect on the Business or Condition of DFT or any of its Subsidiaries.

                    (ii) For purposes of this Section 1.20, "hazardous substances" and "hazardous wastes" are (A) any hazardous wastes as defined under the Solid Waste Disposal Act, 42 U.S.C. 6901 et seq., as amended ("SWDA," also known as "RCRA" for a subsequent amending act), (B) any hazardous substances as defined under the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., as amended ("CERCLA" or "Superfund"), (C) any toxic pollutants as defined under the Clean Water Act, 33 U.S.C. Section 1251 et seq., as amended ("CWA"), (D) any hazardous air pollutants as defined under the Clean Air Act, 42 U.S.C. 7401 et seq., as amended ("CAA"), (E) any hazardous chemicals as defined under the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., as amended ("TSCA"), (F) any hazardous substances as defined under the Emergency Planning and Community Right to Know Act, 15 U.S.C. Section 2601 et seq., as amended

("EPCRKA"), (G) asbestos, (H) lead, (I) polychlorinated biphenyls, (J) underground storage tanks, whether empty, filled or partially filled with any substance, (K) any substance the presence of which on the property in question is prohibited under any existing Environmental Law; or (L) any other substance which under any Existing Environmental Law requires special handling or notification of or reporting to any federal, state or local governmental entity in its generation, use, handling, collection, treatment, storage, re-cycling, treatment, transportation, recovery, removal, discharge or disposal.

                    (b) Except as set forth on Schedule 1.20(b), no real property owned, used, or leased by DFT or any of its Subsidiaries has been used for the storage, treatment, transportation, manufacture, processing, recycling, handling deposit, burial, use, or disposal of any hazardous substances or hazardous wastes, and, to the best knowledge of Sellers, there has been no release, spilling, discharging, emitting, dumping, or other disposal ("Release") into the air, ground or surface water, land, or other parts of the environment of any hazardous substance or hazardous wastes on or from any real property owned, used, or leased by DFT or any of its Subsidiaries.

                    (c) None of DFT or any of its Subsidiaries is or has been subject to any administrative or judicial proceeding pursuant to, nor has DFT or any of its Subsidiaries received any written notice (or to the knowledge of DFT or Sellers any other notice) of any violation of, or claim alleging liability under, any of the environmental laws, and DFT and Sellers have no knowledge of any facts or circumstances upon which a material claim, citation or allegation against DFT or any of its Subsidiaries for a violation of, or alleging liability under, any Existing Environmental Laws is likely to be brought against DFT.

                    (d) Except as set forth in Schedule 1.20(d), to the knowledge of Sellers there are no existing laws or regulations relating to pollution or protection of the environment which are not required to be met by DFT or any of its Subsidiaries prior to the Closing Time but which will be required to be met by DFT or any of its Subsidiaries by December 31, 1998, except for any such laws or regulations which would not have a material adverse effect on the Business or Condition of DFT or any of its Subsidiaries.

         Section 1.21       Authority.       DFT and Sellers have the legal
capacity to enter into this Agreement. This Agreement has been duly authorized, executed and delivered by DFT and Sellers and, assuming the due execution of this Agreement by Purchaser, constitutes a legal, valid, and binding obligation of DFT and Sellers and is enforceable against DFT and Sellers in accordance with its terms, except to the extent that (a) the governmental approvals described in Schedule 1.4 and Sections 4.5 and 5.6 and the approval of any telephone utility authority, or the Federal Communications Commission ("Regulatory Approval") are required to consummate the sale of the Shares to Purchaser, (b) enforcement may be limited by or subject to any Laws now or hereafter in effect that relate to bankruptcy, insolvency, reorganization or moratorium and that relate to or limit creditors' rights generally, and (c) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The representations and warranties contained in this Paragraph 1.21 are made by each Seller only with respect to DFT and his, her or its capacity, authorization, execution and delivery.

         Section 1.22 Accuracy of Information Furnished. To the knowledge of DFT and Sellers no written representation, warranty or statement made by DFT and Sellers in this Agreement or any document, exhibit or schedule provided by DFT and Sellers pursuant to this Agreement (including without limitation the Annual Reports for 1994 of DFT and CTC to the New York Public Service Commission) contains or will contain any untrue statement of a material fact necessary to make such representation, warranty or statement not misleading, in light of the circumstances in which it is made.

         Section 1.23       Investment Representation Statement.

                    (a) Each Seller receiving Promissory Notes (as defined in Section 3.2 hereto) pursuant to this Agreement represents and warrants for himself, herself or itself, only, that such Seller will acquire any Promissory Notes at the Closing for its, his or her own account, for investment and not with a view to the distribution thereof.

                    (b) Each Seller receiving Promissory Notes understands that the Promissory Notes that he, she or it will receive have not been registered or qualified under the Securities Act of 1933, as amended (the "Securities Act") or any state securities laws, by reason of their issuance and sale in transactions exempt from the registration or qualification requirements of the Securities Act and applicable state securities laws, and will bear a legend to that effect as set forth on the forms of Promissory Notes attached hereto as Exhibits 3.2(b)(i) and 3.2(b)(ii). Each Seller acknowledges and agrees that the Promissory Notes being acquired by he, she or it hereunder must be held by such Seller indefinitely unless a subsequent disposition thereof is registered or qualified under the Securities Act and applicable state securities laws or is exempt from registration or in accordance with Section 7.5(c) hereof; and that Purchaser is not required so to register or qualify any such Notes or to take any action to make such an exemption available except as otherwise provided herein. Each Seller acknowledges that (i) there may be no public market for such Promissory Notes, and (ii) there can be no assurance that any such market will ever develop.

                    (c) Each Seller receiving Promissory Notes further understands that the exemption from registration afforded by Rules 144 and 144A (the provisions of which have been disclosed to each Seller by Purchaser) issued under the Securities Act depends on the satisfaction of various conditions and that, if applicable, Rules 144 and 144A afford the basis for sales under certain circumstances only in limited amounts.

                    (d) Each Seller receiving Promissory Notes represents and warrants for himself, herself or itself, only, that he, she or it (i) is familiar with the Business and Condition of DFT and its Subsidiaries, (ii) has read and is familiar with the terms of this Agreement (including Exhibits and Schedules), (iii) has such knowledge and experience in financial and business matters as is necessary to enable he, she or it to evaluate the merits and risks of the Promissory Notes; (iv) is able to bear the economic risk and lack of liquity inherent in holding a Promissory Note or Notes for an indefinite period and to afford a complete loss thereof; and (v) has been informed that Purchaser was formed for the specific purpose of acquiring the stock of DFT and will have substantial debt used by Purchaser to purchase said stock, which debt will be senior to the Promissory Notes and may be secured by the assets of DFT and Purchaser.

                    (e) Each Seller receiving Promissory Notes represents and warrants for himself, herself or itself, only, that he, she or it has been furnished with all information he, she or it has requested from the DFT and Purchaser and has had an opportunity to review all of the books and records of DFT and Purchaser and to discuss with management of DFT and Purchaser all of the business and financial affairs of DFT and Purchaser.

                                   ARTICLE II

                          REPRESENTATIONS OF PURCHASER

         Section 2. Representations of Purchaser. Purchaser repre-sents and warrants to each Seller as follows:

         Section 2.1(a)     Capital Stock of Purchaser.

                    (a) Purchaser has an authorized capitalization consisting of common stock ("Purchaser Stock"), par value $0.01 per share. All issued and outstanding shares of Common Stock are owned by BCC free and clear of any Liens except restrictions on transfer imposed by federal and state securities laws and as contemplated in the Escrow Agreement. All shares of Purchaser Stock have been duly authorized and validly issued and are fully paid and nonassessable. There are no outstanding subscriptions, options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements providing for the purchase, issuance or sale of any shares of the capital stock of Purchaser except as contemplated in the Escrow Agreement.

         Section 2.1(b) Existence and Good Standing of Purchaser. Each of Purchaser and BCC is a corporation duly organized, validly existing and in good standing, under the laws of the State of Delaware. Each of Purchaser and BCC has the requisite corporate power and authority to own, lease or otherwise hold the assets owned leased or held by it, to make, execute, deliver and perform this Agreement, and to fulfill all its other obligations under this Agreement, and this Agreement has been duly authorized and approved by all required corporate action of Purchaser and BCC. This Agreement has been duly executed and delivered by Purchaser and BCC, and assuming due execution and delivery by DFT and Sellers, is a valid and binding obligation of Purchaser and BCC enforceable against Purchaser and BCC in accordance with its terms. Purchaser has the requisite legal capacity to purchase, own or hold the Shares upon the consummation of the transactions contemplated by this Agreement.

         Section 2.2        No Restrictions.  The execution and
delivery of this Agreement by Purchaser and BCC and the consummation of the transactions contemplated hereby (a) will not violate any provision of the Certificate of Incorporation or By-Laws of Purchaser or BCC, (b) will not violate any statute, rule, regulation, order or decree of any public body or authority by which

Purchaser or BCC or any of their respective properties or assets is bound, assuming that any Regulatory Approval is obtained and (c) will not result in a violation or breach of, or constitute a default under, any license, franchise, permit, indenture, agreement or other instrument to which Purchaser or BCC is a party, or by which Purchaser or BCC or any of their respective properties or assets are bound, excluding from the foregoing clauses (b) and (c) violations, breaches or defaults which either individually or in the aggregate, would not prevent Purchaser or BCC from performing its obligations under this Agreement or consummation of the transactions contemplated by this Agreement, and (d) subject to the next sentence, will not violate any Law. No material consent, approval, order or authorization of, registration, declaration or filing with, any governmental authority is required to be obtained or made by or with respect to Purchaser or BCC in connection with the execution and delivery of this Agreement by Purchaser or BCC, or the fulfillment by Purchaser or BCC of their respective obligations under this Agreement, except the filings and approvals described in Schedule 1.4 and Sections 4.5 and 5.6.

         Section 2.3        Broker's or Finder's Fees.  No agent,
broker, person or firm acting on behalf of Purchaser or BCC is, or will be, entitled to any commission or broker's or finder's fees from any Person other than Purchaser or Lynch Corporation ("Lynch") in connection with any of the transactions contemplated herein.

         Section 2.4        Investment Representation Statement.

                    (a) Purchaser represents and warrants that Purchaser will acquire the Shares at the Closing for its own account, for investment and not with a view to the distribution thereof.

                    (b) Purchaser understands that the Shares that it will receive have not been registered or qualified under the Securities Act or any state securities laws, by reason of their issuance and sale in transactions exempt from the registration or qualification requirements of the Securities Act and applicable state securities laws. Purchaser acknowledges that reliance on said exemptions is predicated in part on the accuracy of Purchaser's representations and warranties herein. Purchaser acknowledges and agrees that the Shares being acquired by it hereunder must be held by Purchaser indefinitely unless a subsequent disposition thereof is registered or qualified under the Securities Act and applicable state securities laws or is exempt from registration; and that DFT is not required so to register or qualify any such Shares or to take any action to make such an exemption available except as otherwise provided herein. Purchaser acknowledges that (i) there may be no public market for such Shares, (ii) there can be no assurance that any such market will ever develop and (iii) there can be no assurance that Purchaser will be able to liquidate its investment in DFT.

                    (c) Purchaser further understands that the exemption from registration afforded by Rules 144 and 144A (the provisions of which are known to Purchaser) issued under the Securities Act depends on the satisfaction of various conditions and that, if applicable, Rules 144 and 144A afford the basis for sales under certain circumstances only in limited amounts.

                    (d) Purchaser represents and warrants that (i) it has such knowledge and experience in financial and business matters as is necessary to enable it to evaluate the merits and risks of an investment in DFT and is not utilizing any other person to be its purchaser representative in connection with evaluating such merits and risks; (ii) it has no present need for liquidity in its investment in DFT and is able to bear the risk of that investment for an indefinite period and to afford a complete loss thereof; and
(iii) Purchaser was formed for the specific purpose of making an investment in DFT; and (iv) it has read or is familiar with the terms of this Agreement (including Exhibits and Schedules) and based thereon and its other investigation is generally familiar with the Business and Condition of DFT and its Subsidiaries.

                    (e) Purchaser represents and warrants that it is an "accredited investor" as defined in Regulation D promulgated under the Securities Act.

                    (f) Purchaser represents and warrants that it has been furnished with all information it has requested from DFT and Seller and has had an opportunity to review all of the books and records of DFT and to discuss with management of DFT all of the business and financial affairs of DFT.

         Section 2.5 Accuracy of Information Furnished. To the knowledge of Purchaser and BCC, no written representation, warranty or statement made by Purchaser or BCC in this Agreement or any document, exhibit or schedule provided by Purchaser pursuant to the Agreement contains any untrue statement of a material fact necessary to make such representation, warranty or statement not misleading, in light of the circumstances in which it is made.

         Section 2.6        Litigation.   There is no action, suit,
investigation or proceeding at law or in equity by any Person or any arbitration or any administrative or other proceeding by or before any governmental or other instrumentality or agency, pending, or, to the knowledge of Purchaser, threatened against Purchaser, Lynch or BCC which, if determined adversely to Purchaser, Lynch or BCC, would have a material adverse effect on the Business or Condition of Purchaser, or Purchaser's ability to fulfill its obligations under this Agreement.

         Section 2.7 FCC Licenses. Purchaser is legally qualified to own Federal Communications Commission licenses.

                                  ARTICLE III

                           PURCHASE AND SALE OF STOCK

         Section 3.1 Purchase and Sale. Subject to the terms and conditions hereof, and in reliance upon the representations, warranties, covenants and agreements set forth herein, at the Closing provided for in
Section 3.4, each Seller shall sell to Purchaser, and Purchaser shall purchase from each Seller for the purchase price provided in Section 3.2, the Shares set forth opposite such Seller's name on Schedule A hereto, free and clear of all liens, except for restrictions on transfers imposed by federal and state securities laws (the "Stock Sale").

         Section 3.2        Purchase Price.

                             (a)     The purchase price for the Shares is
$1,875.05 per share (as adjusted pursuant to Subsection (f) below) payable in cash and/or Promissory Notes as provided opposite said Seller's name on Schedule A hereto (as adjusted pursuant to Subsection (f) below).

                             (b)     The Promissory Notes-A in the aggregate
principal amount of $10,000,000 shall be in the form of Schedule 3.2(b)(i) hereto.

                             (c)     The Promissory Notes-B in the aggregate
principal amount of $2,000,000 shall be in the form of Schedule 3.2(b)(ii) hereto. Promissory Notes-A and B are collectively referred to as the Promissory Notes.

                             (d)     The Promissory Notes shall be subordinated
only to indebtedness to financing institutions lending funds for the acquisition by Purchaser of the stock of DFT (and any refinancings of such debt) on such terms as such financing institutions shall request. Subject to
Section 6.6, each Seller receiving Promissory Notes will enter into subordination agreement(s) in the forms requested by such financing (or refinancing institutions) institutions.

                             (e)     The Promissory Notes shall be secured by a
first lien on the stock of Purchaser pursuant to an Escrow Agreement substantially in the form of Schedule 3.2(e) hereto, with such additions and changes thereto as the escrow agent shall require.

                             (f)     If the proceeds from the sale by DFC (as
contemplated in Section 4.8) of its 11.25% partnership interest in New York RSA 3 Cellular

Partnership, net of all expenses of sale and all taxes (Federal, state and local), plus interest earned on said proceeds (which shall be held in a separate account) to the Closing, net of all taxes with respect to said interest plus the amount of any retroactive tax (Federal, state or local) relief with respect to the sale that lowers the applicable tax rate applied (or to be applied) or tax paid (or to be paid) or results in a refund of taxes paid or a credit against taxes to be paid, is more or less than $3.5 million, the difference shall be divided by 11,733 (the "Per Share Cellular Adjustment") and the purchase price of $1,875.05 per share shall be increased by the Per Share Cellular Adjustment if the net proceeds is more than $3.5 million or reduced by the Per Share Cellular Adjustment if the net proceeds is less than $3.5 million. The Per Share Cellular Adjustment to the purchase price shall be allocated to cash, Subordinated Promissory Notes A and Subordinated Promissory Notes B in proportion to which each Seller is to receive the same as set forth in Schedule A. If at the Closing there is a question as to the final Adjustment contemplated by this Section 3.2 (f), the parties shall agree on what the amount in question is and Purchaser may withhold payment of the cash portion in question. When the amount in question is finally determined, any additional cash amounts owing Sellers shall be paid promptly with interest at 7% per annum, and Promissory Notes A and Promissory Notes B shall be appropriately adjusted.

         Section 3.3        Payment of the Purchase Price.  The
Purchase Price shall be paid by Purchaser to each Seller at the Closing Time by cashier or certified check or wire transfer as requested by Seller as to the cash portion and delivery of Promissory Notes of Purchaser payable to each Seller receiving Promissory Notes. To the extent any payment of the Purchase Price is to be made by wire transfer, such bank wire transfer(s) shall be made to an account or accounts that each Seller receiving the cash portion of the Purchase Price shall designate in writing to Purchaser at least two business days prior to the Closing Time.

         Section 3.4        Closing.  The closing of the Stock Sale
(the "Closing") shall take place at 10:00 a.m. at the offices of DFT in Fredonia, New York, within ten days after all of the conditions precedent set forth in Articles V and VI have been satisfied or waived, or at such other time, date and place (not later than June 30, 1996) as Purchaser and DFT Sellers (as defined in Section 5.3 hereof) shall by written instrument designate. Such time and date are herein referred to as the "Closing Time."

         Section 3.5 Transactions at the Closing Time. (a) At the Closing, Sellers shall deliver to Purchaser the following:

                                  (i)         stock certificates, in form
suitable for transfer, registered in the name of the respective Sellers, evidencing the Shares purchased hereunder, with executed blank stock transfer powers attached, and with all necessary stock transfer tax stamps attached thereto;

                                 (ii)         all stock books, stock transfer
ledgers, minute books and the corporate seals of DFT and its Subsidiaries, together with the resignations of all directors of DFT and its Subsidiaries other than Robert Maytum, Robert A. Maytum, Mark Maytum and Kurt Maytum;

                             (iii)   the Escrow Agreement duly executed by each
Seller receiving Promissory Notes;

                             (iv)    subordination agreement(s) in the forms
requested by the financial institution(s) lending funds for the acquisition by Purchaser of the stock of DFT, executed (subject to Section 6.6) by each Seller receiving Promissory Notes; and

                             (v)     each of the certificates and
documents contemplated by Article V.

                    (b) At the Closing, Purchaser shall deliver to Sellers the following:

                             (i)     the Purchase Price as required and in the
manner indicated in Section 3.3;

                             (ii)    the Escrow Agreement duly executed by it;
and

                             (iii)   each of the certificates and documents
contemplated by Article VI.

                                   ARTICLE IV

         CONDUCT OF BUSINESS: EXCLUSIVE DEALING; REVIEW; REASONABLE EFFORTS

         Section 4.1        Conduct of Business of the Company.

                    (a) Except as contemplated by this Agreement or as otherwise disclosed to Purchaser in writing prior to the execution of this Agreement, during the period from the Execution Date to the Closing Time, Sellers shall cause DFT and its Subsidiaries: (i) to conduct their respective operations in the ordinary course of business, (ii) to maintain DFT and its Subsidiaries' respective Articles of Incorporation and By-Laws in their respective forms on the Execution Date, (iii) not to increase the compensation payable or to become payable by DFT and its Subsidiaries to any director, officer, employee, consultant or agent, other than in the ordinary course of business, except as provided in Section 4.9 hereof, (iv) to refrain from making any bonus, pension, retirement or insurance payment or arrangement to or with any such persons except those that have been accrued or accrue in the ordinary course of business, (v) to use their respective best efforts to preserve their respective business organizations intact except as otherwise contemplated by
Section 4.8 hereof, to retain the services of their respective present directors, officers, employees, consultants and agents, and to preserve the good will of their respective regulators, lenders and customers, (vi) not to incur any material liability, or enter into any other transaction, except in the ordinary and usual course of business or as otherwise contemplated by this Agreement or Section 4.8, (vii) not to declare, pay or set aside for payment, any dividend or make any other distribution upon their respective capital stocks except as contemplated in this Agreement or Section 4.6 hereto, (viii) not to, directly or indirectly, purchase or redeem any shares of its capital stock, (ix) not to enter into any transaction with any Seller or its Affiliates, except as otherwise contemplated by this Agreement or Section 4.8, (x) to refrain from canceling or waiving any claims or rights of value or which individually or in the aggregate are material to DFT and its Subsidiaries taken as a whole, (xi) to maintain in full force and effect all contracts disclosed or required to be disclosed in
Schedule 1.8(a) consistent with sound business practice, (xii) to maintain in good standing all franchises, permits, licenses, approvals, and other authorizations owned or held by DFT or its Subsidiaries, (xiii) to comply in all material respects with all Laws (including Existing Environmental Laws) applicable to the business, operations and affairs of DFT or its Subsidiaries,
(xiv) maintain in normal operating condition all material tangible assets of DFT and its Subsidiaries, (xv) to refrain from changing any current prices or rates with respect to telephone or other services provided by DFT or its Subsidiaries to its customers except for changes in the ordinary course of business or as otherwise required by regulatory authorities (Purchaser being promptly advised of any material changes in rates including any rates subject to regulation) (xvi) not to agree, whether or not in writing, to do anything which DFT or its Subsidiaries is restricted from doing in this Article IV.

                    (b) Except as contemplated by this Agreement, Sellers will use commercially reasonable efforts to cause DFT and its Subsidiaries to refrain from violating, breaching, or defaulting, and from taking or failing to take any action that (with or without notice or lapse of time or both) would constitute a violation, breach, or default, under any contract to which DFT or its Subsidiaries is a party or by which any of the assets or properties of DFT or its Subsidiaries is or may be bound and which violation, breach, or default individually or in the aggregate has or may reasonably be expected to have a material adverse effect on the Business or Condition of DFT or its Subsidiaries.

                    (c) Except as contemplated by this Agreement, Sellers will use commercially reasonable efforts to cause DFT and its Subsidiaries to refrain from creating, incurring, assuming, guaranteeing, or otherwise becoming liable for, and from canceling, paying, agreeing to cancel or pay, or otherwise providing for a complete or partial discharge in advance of a scheduled payment date with respect to, any money borrowed or (other than in the ordinary course of business and consistent with past practice) any other liability of DFT or its Subsidiaries, and from waiving any right of DFT or its Subsidiaries to receive any direct or indirect payment or other benefit under any liability owing to DFT or its Subsidiaries.

                    (d) Except as contemplated by this Agreement, Sellers will cause DFT and its Subsidiaries to refrain from (i) merging, consolidating, or otherwise combining or agreeing to merge, consolidate, or otherwise combine with any other person or entity, (ii) acquiring or agreeing to acquire all or substantially all the assets or properties or capital stock or other equity securities of any other person or entity, or (iii) otherwise acquiring or agreeing to acquire control or ownership of any other person or entity.

                    (e) Except as contemplated by this Agreement, Sellers will cause DFT and its Subsidiaries to refrain from (a) selling, transferring or otherwise disposing of any assets having a GAAP book value (individually or in the aggregate with other such assets) in excess of $50,000; or (b) purchasing or acquiring any asset having a GAAP book value (individually or in the aggregate with other such assets) in excess of $25,000, other than (i) capital projects listed in Tab 10 of the Confidential Information Memorandum dated March 1, 1995 (to the extent of the amounts set forth therein) and (ii) capital expenditures as agreed to in writing after the date hereof between Purchaser and DFT as to a proposed cable television system in the village of Fredonia.

                    (f) Sellers will cause DFT and its Subsidiaries to invest its future cash flow, any cash from matured and maturing investments, any cash proceeds from the permitted sale of DFT or its Subsidiaries assets or properties, and any cash funds currently held by DFT or its Subsidiaries, exclusively in cash, in cash equivalent assets, or in short-term investments (consisting of securities issued or fully guaranteed, as to principal and interest, by the United States, or certificates of deposit fully insured by the Federal Deposit Insurance Corporation), except as otherwise required by Law or except as required to provide cash (in the ordinary course of business and consistent with past practice) to meet DFT or its Subsidiaries reasonably anticipated current obligations.

                    (g) Sellers will cause DFT and its Subsidiaries to refrain from (a) issuing to any Person or entity other than Purchaser any shares of DFT or its Subsidiaries capital stock or other debt or equity securities or (b) entering into any contract (or granting any option, warrant, or right) calling for the issuance of any such shares or other debt or equity securities, or creating or issuing any securities directly or indirectly convertible into or exchangeable for any such shares or other equity securities, or issuing any option, warrant or right to purchase any such convertible securities.

         Section 4.2        Financials.  During the period from the
Execution Date until the Closing Time, as soon as practical but in any event no later than 60 days after the close of each calendar month of DFT and its Subsidiaries, the Sellers shall deliver or cause to be delivered to Purchaser the unaudited balance sheets of DFT and each of its Subsidiaries as of the end of such month, and the unaudited statements of income, cash flow and stockholders' equity of DFT and each of its Subsidiaries for such month and for the period from the beginning of the fiscal year to the close of such month.
No later then 90 days after December 31, 1995, the Sellers shall deliver or cause to be delivered to Purchaser full audited financial statements (including notes) of DFT and its subsidiaries for the year ended December 31, 1995.

         Section 4.3        Exclusive Dealing.  From the date of this
Agreement until June 30, 1996 or the termination of this Agreement, whatever is first to occur, DFT and Sellers and their Affiliates shall not take any action to, directly or indirectly, encourage, initiate or engage in discussions or negotiations with, or provide any information to, any Person other than Purchaser concerning any purchase of the Shares or any merger, sale of substantial assets or similar transaction involving DFT or any Subsidiary.

         Section 4.4        Review of DFT and its Subsidiaries.
Purchaser may, prior to the Closing Time, through its officers, employees, consultants, agents, accountants and attorneys (the "Representatives"), review the properties, books and records of DFT and its Subsidiaries to familiarize itself with such properties and the business of DFT and its Subsidiaries. Without limiting the foregoing, Purchaser intends to cause environmental investigations relating to DFT and its Subsidiaries to be undertaken and Seller will cause DFT to cooperate in such investigations. DFT and Sellers shall permit Purchaser and its Representatives to have reasonable access to the premises and to the books and records of DFT and its Subsidiaries during normal working hours and shall furnish Purchaser with such financial and operating data and other information with respect to the business and properties of DFT and its Subsidiaries as Purchaser shall from time to time reasonably request. For purposes of any and all Purchaser requests under this Section 4.4, such requests shall be directed to Robert A. Maytum, President of DFT, or such other person or persons as Robert A. Maytum shall designate in writing to Purchaser.

         Section 4.5 Reasonable Efforts. Each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all action to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including, but not limited to, (a) the obtaining of all necessary waivers, consents and approvals from governmental or regulatory agencies or authorities and the making of all necessary registrations and filings (including, but not limited to, filings with governmental or regulatory agencies or authorities, if any) and the taking of all reasonable steps as may be necessary to obtain any approval or waiver from, or to avoid any action or proceeding by, any governmental agency or authority, and (b) the obtaining of all necessary consents, approvals or waivers from third parties, all as described in Schedule 1.4.



         Section 4.6 Dividends to Sellers. Notwithstanding the covenant in Section 4.1(a)(vii), DFT may declare and pay dividends of up to $15 per share in February 1996 and $5 per share in May 1996; provided that DFT has earned (exclusive of any earnings on the sale of the cellular interest as contemplated in Section 4.8) at least $35 per share between January 1, 1995 and December 31, 1995, in the case of the February 1996 dividend and $5 per share since January 1, 1996 in the case of the May 1996 dividend.

         Section 4.7        Confidentiality.  The Confidentiality
Agreement dated March 1, 1995, with DFT shall be deemed part of this Agreement, and each of Sellers and Purchaser (and Purchaser's officers, directors, employees and representatives) shall comply with the Confidentiality Agreement.

         Section 4.8        Quantum Marine; NY 3 Sale.
Notwithstanding the covenants in Sections 4.1(a)(vi), 4.1(a)(ix), 4.1(e) and 4.3, (A) Sellers shall cause CI at or prior to Closing to transfer the assets and liabilities (including without limitation debt, but other than the Property defined below) associated with the operation called Quantum Marine listed on
Schedule 4.8 hereof (which schedule
will be updated monthly as agreed to by Purchaser), to one or more Sellers or their designee ("Quantum Purchaser") by structural mechanics and other terms acceptable to Purchaser, DFT and Comantel, which terms shall be set forth in an Agreement acceptable to Purchaser, DFT and Comantel and shall include the following:

         (1) Quantum Purchaser will pay DFT or CI, as the case may be, $1;

         (2) DFT will lease (the "Lease") to the Quantum Purchaser the space in the 2374 West Lake Road, Ashville, New York (the "Property"), currently used by the Quantum Marine operation on the same terms and conditions as Quantum Marine is currently leasing said space (i.e., $1,200 per month);

         (3) The Lease shall be (i) for a minimum term to be three years from the Closing, with an option to renew under the then existing terms and conditions for an additional three years, and (ii) terminable at will by the Quantum Purchaser;

         (4) Quantum Purchaser to be granted a 10 day right of first negotiation to attempt to lease the Property space ("ERT Space") currently occupied by Eagle Radio Technologies ("ERT") on such terms as the parties may agree to, in the event ERT vacates the ERT Space during the term (including renewals) of the Lease and neither DFT or any Subsidiary or Affiliate wants the ERT Space, which negotiation shall be in good faith;

         (5) Quantum Purchaser to be granted a 30 day right of first negotiation to attempt to purchase the Property on such terms as the parties may agree to, in the event DFT desires to sell, transfer or otherwise exchange the Property (other than to or with a Subsidiary or Affiliate) during the term (including renewals) of the Lease, which negotiation shall be in good faith;

         (6) Such transfer shall be without any cost, tax or other liability accruing to or remaining with DFT or any of its subsidiaries (except as to the Property as set forth above); and

         (7) Neither DFT, CI or any other Subsidiary has provided funds or other assets to Quantum Marine nor will they hereafter provide any funds or other assets to Quantum Marine other than funds provided in the ordinary course of business, which funds have been or shall be repaid in full prior to the transfer to the extent that the cash advances shown on
                    Schedule 4.8 as ($217,737) estimated as of October 31, 1995 exceed ($250,000); and

(B) Sellers shall cause DFC to fulfill its obligations pursuant to the Agreement entered into by DFC to sell its 11.25% partnership interest in New York RSA 3 Cellular Partnership and with respect to the disposition of New York RSA Funding Corporation as described in Schedule 1.2(a), upon satisfaction of all conditions precedent thereto.

         Section 4.9 Employment Contracts. Immediately prior to the Closing, (i) DFT and Robert A. Maytum shall enter into an amendment to the Employment Agreement dated as of January 8, 1990 in the form of Schedule 4.09(i) hereto, (ii) DFT and Robert Maytum shall enter into an amendment to the Employment

Agreement dated as of August 10, 1972, as amended January 3, 1995 in the form of Schedule 4.9(ii) hereto, and (iii) DFT and each of Kurt Maytum and Mark Maytum shall enter into Employment Agreements in the forms of Schedule 4.9(iii) and 4.9(iv), respectively.

         Section 4.10 Purchaser Financing. Purchaser will use its best efforts to obtain necessary financing for the acquisition. When Purchaser has entered into a commitment letter with one or more financing institutions for the financing of the purchase of the stock of DFT, Purchaser will (i) transmit a copy of the commitment letter to Robert A. Maytum and (ii) use its best efforts to maintain either the commitment letter in full force and effect until the Closing or to obtain a substitute commitment letter. When Purchaser obtains from such financing institutions the form of subordination agreements for the Promissory Notes, it will send copies thereof to the Sellers and their counsel. Purchaser will request that the financing institution(s) permit Sellers to purchase the senior loan(s) in the event that such financing institutions declare a default under the senior loans, but makes no representation or warranty to Sellers as to whether the financing institution(s) would be willing to agree to that.

         Section 4.11 Directorships. At the Closing, Purchaser shall enter into an agreement with DFT to vote its shares of stock of DFT to elect Robert Maytum, Robert A. Maytum, Kurt Maytum and Mark Maytum to the Board of Directors of DFT as provided in the Agreements referred to in Section 4.09 hereof.

         Section 4.12 Supplemental Income Benefit. Immediately prior to the Closing, DFT and Robert A. Maytum shall enter into an amendment to the Supplemental Income

Benefit Agreement ("Supplemental Income Agreement") for Robert A. Maytum dated as of January 14, 1991 to (a) add "as amended" to the end of Section 1 therein and (b) change the payment commencement date set forth in Section 2 therein to the earlier of age 70 or retirement, provided, however, that in no event shall the payment commencement date under Section 2 begin before Robert A. Maytum attains 65 years of age.

         Section 4.13. Additional Information. It is agreed that Sellers have until November 14, 1995 to complete the following Schedules:

Schedule 1.5        Provide CI Third Quarter 1995 Financial Statements;

Schedule 1.6(a)     Provide information on (i) Materialman and Other Liens and
                    (ii) Title Insurance Policies;

Schedule 1.6(b)     Provides information on (i) Materialman and Other Liens,
                    (ii) Title Insurance Policies and (iii) a list of Easements; and

Schedule 1.6(c)     Provide information on (i) Materialman and Other Liens.

Purchaser and BCC shall have until November 28, 1995 to review any additional information provided pursuant to the preceding sentence and if in their opinion such information might have a material adverse effect on the Business or Condition of DFT or any of its Subsidiaries, any of their respective properties, or the value that Purchaser is willing to pay for DFT, Purchaser and Seller may, by written notice to DFT, terminate this Agreement without any liability to any of the parties, notwithstanding any other provision of this Agreement.

                                   ARTICLE V

                     CONDITIONS TO PURCHASER'S OBLIGATIONS

         Section 5. Conditions to Purchaser's Obligations. The obligation of Purchaser to purchase the Shares from Sellers at the Closing Time is conditioned upon the satisfaction or waiver, at or prior to the Closing, of the following conditions:

         Section 5.1 Opinion of Sellers's Counsel. Purchaser shall have received an opinion, dated as of the Closing Time, of (i) Sellers' counsel, to the effect set forth in Schedule 5.1 attached hereto, and (ii) of Sellers' securities counsel, reasonably satisfactory to Purchaser, in form and substance satisfactory to Purchaser, to the effect set forth Section 1.5(f) hereof.

         Section 5.2        No Material Adverse Change.  From December
31, 1994 to the Closing Time there shall not have been a material adverse change in the Business, Condition, financial condition, results of operations or labor situation of DFT and its Subsidiaries taken as a whole.

         Section 5.3        Truth of Representations and Warranties.
The representations and warranties of DFT and Sellers contained in this Agreement or in any Schedule delivered pursuant hereto shall be true and correct in all material respects at and as of the Closing Time with the same effect as though such representations and warranties had been made on and as of such time and DFT and "DFT Sellers" (i.e., Robert Maytum, Robert A. Maytum, Kurt Maytum and Mark

Maytum) shall have delivered to Purchaser a certificate in substantially the form set forth in Schedule 5.3 attached hereto, dated the day of the Closing to such effect.

         Section 5.4 Performance of Agreements. Each and all of the agreements of DFT and Sellers to be performed at or prior to the Closing pursuant to the terms hereof shall have been duly performed in all material respects, and DFT and DFT Sellers shall have delivered to Purchaser a certificate in substantially the form set forth in Schedule 5.4 attached hereto, dated the day of the Closing Time, to such effect.

         Section 5.5        No Injunction.  No court or other
government body or public authority shall have issued an order which shall then be in effect restraining or prohibiting the completion of the transactions contemplated hereby, and no action, suit or proceding seeking to restrain, prohibit or seek monetary damages or other relief relating to the transactions contemplated hereby are pending or threatened.

         Section 5.6 Governmental Approvals. All governmental and other consents and approvals necessary or appropriate to permit the consummation of the transactions contemplated by this Agreement, including without limitation expiration of the Hart-Scott-Radino waiting period if required and those, if any, necessary because of other telephone operations of or attributable to Affiliates of Purchaser, or in order to obtain the financing in connection with Purchaser's purchase of the stock of DFT (including without limitation the right to secure such financing with the stock and assets of DFT and its subsidiaries), shall have been received and become final in form and substance satisfactory to Purchaser and any Person providing financing in connection with Purchaser's purchase of the stock of DFT and have not been appealed or, if appealed, finally resolved, and all statutory waiting or appeal periods with respect to such consents shall have lapsed or expired, and such consents and approvals shall permit the continued operation of the respective businesses of DFT and its Subsidiaries in substantially the same manner after the Closing Time as theretofore conducted (as modified in the "including" clause above) without the imposition of any term, condition or provision which is burdensome on, or restrictive of or otherwise adverse to Purchaser or DFT or any of their respective Subsidiaries or Affiliates or their respective properties and assets.

         Section 5.7        Environmental Investigation.  All
environmental investigations relating to DFT and its Subsidiaries undertaken by Purchaser shall be satisfactory in all respects to Purchaser and any Person providing financing to Purchaser in connection with the acquisition.

         Section 5.8        All Sellers Shares.    All Shares shall be
tendered to and purchased by Purchaser as provided in this Agreement.

         Section 5.9 Other Shareholders. All other shareholders of DFT (other than Sellers), which are listed on Schedule 5.9(a) hereof together with their shareholdings, shall have entered into agreements with Purchaser substantially in the form of Schedule 5.9(b) hereto to sell their shares of DFT to Purchaser and such shareholders shall have tendered their shares to, and such shares shall be purchased by, Purchaser as provided in said agreements.

         Section 5.11       Escrow/Subordination Agreements.  Each
Seller receiving Promissory Notes shall have duly executed and delivered (i) the Escrow Agreement and (ii) subordination agreements in the forms requested by the financial institution(s) lending funds for the acquisition by Purchaser of the stock of DFT.

         Section 5.12. Section 10.2 Cost. The estimated amount payable by DFT pursuant to Section 10.2 shall not exceed $100,000, unless Sellers shall agree to pay the excess over $100,000.

                                   ARTICLE VI
                       CONDITIONS TO SELLERS' OBLIGATIONS

         Section 6.         Conditions to the Sellers' Obligations.
The sale of the Shares by Sellers to Purchaser at the Closing Time is conditioned upon satisfaction or waiver, at or prior to the Closing, of the following conditions:

         Section 6.1 Opinions of Purchaser's Counsel. Purchaser shall have furnished the Sellers with an opinion, dated the day of the Closing, from Robert A. Hurwich, their General Counsel, to the effect set forth in
Schedule 6.1 hereto.

         Section 6.2        Truth of Representations and Warranties.
The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the Closing Time with the same effect as though such representations and warranties had been made at and as of such time, and Purchaser shall have delivered to Sellers a certificate, dated the day of the Closing to such effect in substantially the form set forth in Schedule 6.2 attached hereto.

         Section 6.3 Performance of Agreements. Each and all of the agreements of Purchaser to be performed at or prior to the Closing pursuant to the terms hereof shall have been duly performed in all material respects, and Purchaser shall have delivered to Sellers a certificate in substantially the form set forth in Schedule 6.3 attached hereto, dated the day of the Closing to such effect.

         Section 6.4        No Injunction.  No court or other
government body or public authority shall have issued an order which shall then be in effect restraining or prohibiting the completion of the transactions contemplated hereby.

         Section 6.5        Governmental and Other Third Party
Approvals. All governmental and other third party consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement, including without limitation expiration of the Hart-Scott-Radino waiting period if required, shall have been received and become final and have not been appealed or, if appealed, finally resolved, and all statutory waiting or appeal periods with respect to such consents shall have lapsed or expired.

         Section 6.6 Subordination Agreement. The terms of the form of Subordination Agreement to be executed by Sellers receiving Promissory Notes shall be commercially reasonable and reasonable to those Sellers in those Sellers' discretion; provided, however, that this condition shall be deemed to be satisfied if the Subordination Agreement (i) does not prohibit such Sellers from exercising their rights under the Escrow Agreement and (ii) permits interest payments to be made under the Promissory Notes so long as no default or event of default has occurred under the senior indebtedness.

                                  ARTICLE VII

                                INDEMNIFICATION

         Section 7.1 Indemnification by Sellers. Subject to the provisions of this Article VII and of Article VIII hereof, Sellers, jointly and severally, shall indemnify BCC, Purchaser and DFT and its Subsidiaries and any Affiliate of BCC, Purchaser and DFT and any officer, director, or employee of BCC, Purchaser or DFT or any Affiliate of BCC, Purchaser or DFT ("Purchaser Party") in respect of, and hold each Purchaser Party harmless against, any and all damages, obligations, losses, lost profits, expenses (including reasonable attorneys' fees), liabilities, costs (including environmental response, remediation, and cleanup costs resulting from a material breach of Sellers' Representations), fines, and fees ("Damages") resulting from or relating to any one or more of the following:

                    (a) any misrepresentation, breach of warranty, or nonfulfillment of or failure to perform any material covenant or agreement made by DFT or any Sellers included in the Agreement or the certificates delivered by DFT or DFT Sellers pursuant to Article V hereof; and

                    (b) any action, suit, investigation, arbitration, or proceeding against any Purchaser Party (whether as a defendant, counterclaim or third party defendant, intervenor, or otherwise) resulting from or relating to any act or failure to act before the Closing Time by any Sellers or DFT or its Subsidiaries, which if determined adversely to any Purchaser Party would entitle the Purchaser Party to indemnification pursuant to this Agreement.

         Section 7.2 Indemnification by Purchaser. Subject to the provisions of this Article VII and of Article VIII hereof, BCC and Purchaser, will, jointly and severally, indemnify each Seller and any Affiliate of each Seller ("Seller Party") in respect of, and hold each Sellers Party harmless against, any and all Damages (as defined in Section 7.1 hereof) resulting from or relating to any misrepresentation, breach of warranty, or nonfulfillment of or failure to perform any covenant or agreement made by Purchaser included in this Agreement or the certificates delivered by Purchaser pursuant to Article VI hereof.

         Section 7.3        Representations and Warranties.  All
represen-tations, warranties, covenants, and agreements made herein or pursuant hereto will be deemed to be material and to have been relied upon by the parties hereto.

         Section 7.4 Indemnification Procedure. Any person or entity entitled to indemnification under Section 7.1 or 7.2 hereof that asserts a claim under Sections 7.1 or 7.2 hereof is hereinafter referred to as the "Indemnitee," and the party against whom such claim is asserted under Section
7.1 or 7.2 hereof is hereinafter referred to as the "Indemnifying Party."

                    (a) If an Indemnitee becomes aware of any matter that it believes is indemnificable pursuant to this Article VII and such matter involves (i) any claim made against the Indemnitee by any person or entity other than a Purchaser Party or a Sellers Party or (ii) the commencement of any action, suit, investigation, arbitration, or similar proceeding against Indemnitee by any person or entity other than a Purchaser Party or a Sellers Party, Indemnitee will give the Indemnifying Party prompt written notice of such claim or the commencement of such action, suit, investigation, arbitration, or similar proceeding. Such notice will (A) provide (with reasonable specificity) the bases on which indemnification is being asserted, (B) set forth the actual or estimated amount of Damages for which indemnification is being asserted, and
(C) be accompanied by copies of all relevant pleadings, demands, and other papers served on Indemnitee. If Indemnifying Party's ability to defend against any such claim, action, suit, investigation, arbitration, or similar proceeding is irrevocably prejudiced by the failure of Indemnitee to provide prompt written notice, as provided above, then Indemnifying Party will not be obligated to indemnify Indemnitee with respect to such prejudiced claim, action, suit, investigation, arbitration, or similar proceeding.

                    (b) Indemnifying Party will have a period of the earlier of (i) thirty calendar days or (ii) three days prior to the date of the earliest statutory response (after the delivery of each notice required by Section 7.4(a) hereof) within which to respond to such notice. If Indemnifying Party accepts full responsibility for the claim described in such notice or does not respond within such response period, Indemnifying Party will be obligated to compromise or defend (and will control the defense of) such claim, at its own expense and by counsel chosen by Indemnitee and reasonably satisfactory to Indemnifying Party, and Indemnifying Party will provide the Indemnitee with such assurances as may be reasonably required by the Indemnitee to assure that Indemnifying Party will assume, and be responsible for, the entire liability for such claim, subject to the limitations set forth in this Article VII. Indemnitee will cooperate reasonably with Indemnifying Party and counsel for Indemnifying Party in the defense against any such claim, and the Indemnitee will have the right to participate at its own expense in the defense of any such claim. If Indemnifying Party responds within such response period denying or rejecting responsibility for such claim in whole or in part or fails to promptly provide Indemnitee with such assurances as may be reasonably required by Indemninater as provided above, Indemnitee will be free, without prejudice to any of Indemnitee's rights hereunder, to compromise or settle or defend (and control the defense of) such claim and to pursue such remedies as may be available to Indemnitee under applicable Law.

                    (c) Any compromise or settlement of any claim (whether defended by Indemnitee or by the Indemnifying Party) will require the prior written consent of Indemnitee and, except as provided in the last sentence of
Section 7.4(b), Indemnifying Party. If, however, Indemnitee refuses to consent to a bona fide offer of compromise or settlement that (i) Indemnifying Party desires to accept and (ii) imposes no obligation or liability on Indemnitee and does not adversely restrict Indemnitee in its Business or Condition, Indemnitee may continue to pursue such claim, free of any participation by Indemnifying
Party, at the sole expense of  Indemnitee.   In such event, the obligation of
Indemnifying Party to Indemnitee will equal the lesser of (i) the amount of the offer of compromise or settlement that Indemnifying Party desired to accept, plus the reasonable out-of-pocket expenses (except for expenses resulting from Indemnitee's participation in any defense controlled by Indemnifying Party) incurred by Indemnitee before the date the Indemnifying Party notified Indemnitee





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
of the offer of compromise or settlement, or (ii) the actual out-of-pocket amount that Indemnitee is obligated to pay as a result of Indemnitee's continuing to pursue such claim, plus the reasonable out-of-pocket expenses (except for expenses resulting from Indemnitee's participation in any defense controlled by Indemnifying Party) incurred by Indemnitee before the date Indemnifying Party notified Indemnitee of the offer of compromise or settlement, minus the reasonable out-of-pocket expenses incurred by Indemnifying Party after such notice date.

                    (d) If an Indemnitee becomes aware of any matter that it believes is indemnifiable pursuant to VII hereof and such matter involves a claim made by any Purchaser Party or Sellers Party, Indemnitee will give Indemnifying Party prompt written notice of such claim. Such notice will (i) provide (with reasonable specificity) the bases for which indemnification is being asserted and (ii) set forth the actual or estimated amount of Damages for which indemnification is being asserted. Indemnifying Party will have a period of thirty calendar days (after the delivery of each notice required by this Section 7.4(d)) within which to respond to such notice. If Indemnifying party accepts full responsibility for the claim described in such notice or does not respond within such thirty-day period, the actual or estimated amount of Damages reflected in such notice will be conclusively deemed a liability that Indemnifying Party owes, and will pay (in cash) upon demand, to Indemnitee. If Indemnifying Party has timely disputed such claim, as provided above, Indemnifying Party and Indemnitee agree to proceed in good faith to negotiate a resolution of such dispute. If all such disputes are not resolved through





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
negotiations, either Indemnifying Party or Indemnitee may initiate litigation to resolve such disputes.

         Section 7.5        Limitations on Seller's Indemnification
Obligations.

                    (a) Threshold/Maximum Amount. Sellers shall not be liable for, or otherwise be required to indemnify against, any Damages sustained, suffered or incurred by any Purchaser Party unless Damages in the aggregate for all Purchaser Parties equal or exceed $150,000, in which event, any and all Purchaser Parties who sustained, suffered or incurred the Damages shall be entitled to be indemnified with respect to the full amount of its Damages, up to a maximum of $4 million dollars.

                    (b) Reduction of Damages. In computing the amount of Damages which are sustained, suffered or incurred by an Indemnitee, the Indemnifying Party or Parties be given the benefit of (i) insurance proceeds, if any (up to the maximum amount of Damages), that the Indemnitee shall have the right to receive.

                    (c) No Seller shall be required to pay Damages in excess of the purchase price (both cash and Promissory Notes) for his, her or its Shares of DFT as set forth on Schedule A. In addition, any Seller receiving Promissory Notes may pay for his, hers or its indemnification obligation by surrendering Promissory Notes issued to him, her or it, which will be valued for payment purposes at the principal amount thereof, plus accrued but unpaid interest. If the Damages are less than the Promissory Note, the outstanding principal balance of Promissory Note shall remain outstanding as to that portion thereof exceeding the Damages. Purchaser will give such Seller notice of the adjusted outstanding principal amount of such Promissory Note.

                    (d) Exceptions. The threshold and maximum amounts in subparagraph (a) and (c) hereof shall not apply to any misrepresentation, breach of warranty, or nonfulfillment of or failure to perform any covenant or agreement made by any Seller included in this Agreement or the certificates delivered by Sellers pursuant to Article V hereof that relates to the capitalization of DFT (Section 1.2(a)) or its Subsidiaries (Section 1.3), the ownership of DFT securities by Sellers (Section 1.2(b)) or transactions (or omissions or failures to act) between or among DFT (and its Subsidiaries) and any Seller (and its Affiliates). Notwithstanding anything to the contrary in this Agreement, if the Closing occurs, no claim for indemnification may be asserted by any Purchaser Party with respect to any matter discovered by or known to Purchaser Party on or before the Closing Time.

         Section 7.6        Limitations on Purchaser's Indemnification
Obligations.

                    (a) Threshold Amount. Purchaser shall not be liable for, or otherwise be required to indemnify against, any Damages sustained, suffered or incurred by any Sellers Party unless damages in the aggregate for all Sellers Parties, equal or exceed $150,000, in which event, the Sellers Party who sustained, suffered or incurred the Damages shall be entitled to be indemnified with respect to the full amount of its Damages up to a maximum of $4 million.

                    (b) Exceptions. The threshold and maximum amounts in subparagraph (a) hereof shall not apply to any misrepresentation, breach of warranty, or nonfulfillment of or failure to perform any covenant or agreement made by Purchaser or BCC included in this Agreement, or the certificates delivered by Purchaser pursuant to Article VI hereof that relates to the capitalization of Purchaser. Notwithstanding anything to the contrary in this Agreement, if the Closing occurs, no claim for indemnification may be asserted by any Seller Party with respect to any matter discovered by or known to Seller Party on or before the Closing Time.

                                  ARTICLE VIII

                           SURVIVAL OF REPRESENTATION


         Section 8.1 Survival of Representations. All representations and warranties of DFT, Sellers, and Purchaser contained in this Agreement shall survive the Closing Time and shall continue for a period of three years after the Closing Time, at which time such representations and warranties (except for Sections 1.2, 1.10, 1.13 and 1.20) shall expire and become null and void, unless prior to the expiration of the three-year period beginning at the Closing Time, written notice of a claim for the inaccuracy or breach of such representations and warranties shall be made to Sellers or Purchaser, as the case may be. Sections 1.2, 1.10, 1.13 and 1.20 shall survive until sixty calendar days after the expiration of all applicable statutes of limitations (including all periods of extension, whether automatic or permissive), at which time they shall expire and become null and void, unless prior to the expiration thereof, written notice of a claim for the




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
inaccuracy or breach of Sections 1.2, 1.10, 1.13, and 1.20 shall be made to Sellers.

                                   ARTICLE IX

                             EVENTS OF TERMINATION

         Section 9.1 Events of Termination. This Agreement may be terminated (a) by mutual written agreement of Purchaser and Sellers holding a majority of the Shares, or (b) by Purchaser by written notice to Sellers, if the conditions set forth in Article V hereof shall not have been complied with or performed at or prior to the Closing Time in any material respect, or (c) by Sellers holding a majority of the Shares by written notice to Purchaser, if the conditions set forth in Article VI hereof shall not have been complied with or performed at or prior to the Closing Time in any material respect, and, in case of (b) and (c), such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) on or before June 30, 1996.

         Section 9.2 Effect of Termination. In the event that this Agreement shall be terminated pursuant to Section 9.1, all further obligations of the parties hereto under this Agreement (other than pursuant to Sections 1.16, 2.3, 4.7 and 10.1) shall terminate without further liability or obligation of either party to the other party hereunder.

                                   ARTICLE X





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
                                 MISCELLANEOUS

         Section 10.1 Expenses. Except as otherwise provided in Article IX, whether or not the transactions contemplated by this Agreement are consummated, Purchaser, Sellers and DFT shall pay all of their respective expenses relating to the transactions contemplated by this Agreement, except that the reasonable costs and expenses of (i) Kraskin & Lesse not exceeding $80,000, (ii) obtaining any Federal, state or local consents or approvals, and
(iii) any environmental investigations shall be borne by DFT. The reasonable costs and expenses of (ii) and (iii) above shall initially be borne by Purchaser but shall be ultimately borne by DFT if the Closing occurs.

         Section 10.2 Transfer Taxes. All stock transfer and other stamps, transfer, documentary, sales, use, registration and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the transactions contemplated hereby (other than those imposed on or measured by the income of any Person) (collectively, the "Transfer Taxes") shall be paid by DFT, and DFT shall, at its own expense, properly file on a timely basis all necessary tax returns and other documentation with respect to any Transfer Taxes. Purchaser shall prepare such returns and other documentation for filing, and Sellers shall cooperate with Purchaser in connection therewith, including without limitation signing such returns and other documents as may be necessary or appropriate.

         Section 10.3 Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the





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
State of New York applicable to contracts made and to be performed entirely within the State of New York.

         Section 10.4 "Person", "best efforts", "knowledge of Sellers" defined. "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or other department or agency thereof. "Knowledge" shall mean the actual knowledge of such Person, and to the knowledge of Sellers means to the knowledge of Robert Maytum, Robert A. Maytum, Kurt Maytum or Mark Maytum. Whenever in this Agreement a party agrees to use its "best efforts" toward a certain end, such term shall mean such party's best efforts in accordance with reasonable commercial practice and without the incurring of unreasonable expenses.

         Section 10.5 Captions. The Article and Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

         Section 10.6 Publicity. Except as otherwise required by law or regulation, neither of the parties hereto shall issue any press release or make any other public statement, in each case relating to or connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior approval of the other party to the contents and the manner of presentation and publication thereof.

         Section 10.7 Notices. Any notice or other communication required or permitted hereunder shall be sufficiently given if delivered in person or sent by facsimile





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
transmission or by registered or certified mail, postage prepaid, addressed as follows: if to Purchaser, c/o Lynch Corporation, Eight Sound Shore Drive, Suite 290, Greenwich, Connecticut 06830, facsimile number: (203) 629-3718, Attention:
Chief Financial Officer; and if to Sellers, at the address, telephone number and fax number set forth opposite Seller's name on Schedule A or such other address or number as shall be furnished in writing by any such party, and such notice or communication shall be deemed to have been given as of the date so delivered, sent by facsimile transmission or mailed.

         Section 10.8 Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

         Section 10.9 No Presumption against Draftsman. Because the parties fully negotiated the terms of this Agreement and Purchaser and DFT and Sellers had equal opportunity to influence its language, there shall be no presumption against any party on the grounds that such party was responsible for preparing this Agreement or any part thereof.

         Section 10.10 Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument. The parties agree also that this Agreement shall be binding upon the transmission by facsimile by each party of a signed signature page thereof to the other party. If such a transmission occurs, the parties agree that they will each also





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
immediately post, by a nationally recognized overnight courier, a fully executed original counterpart of the Agreement to the other party.

         Section 10.11 Entire Agreement. This Agreement, including the Exhibits, Schedules and other documents referred to herein which form a part hereof contain the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

         Section 10.12 Amendments. This Agreement may not be changed orally, but only by an agreement in writing signed by the parties hereto. Any provision of this Agreement can be waived, amended, supplemented or modified by written agreement of the parties hereto. A written agreement executed by Sellers holding a majority of the Shares shall be deemed to be action of all Sellers for all purposes of this Section and this Agreement.

         Section 10.13 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

         Section 10.14 Third Party Beneficiaries. Each party hereto intends that, except for Article VII hereof, this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto.





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
         IN WITNESS WHEREOF, Purchaser, BCC, DFT and Sellers have each duly executed this Agreement all as of the Execution Date.


BRIGHTON COMMUNICATIONS           LYNCH TELEPHONE CORPORATION VIII
CORPORATION
By:                               By:
    --------------------                   ---------------------------
Name:                             Name:
      ------------------
Title:                            Title:
       -----------------

                                  DUNKIRK & FREDONIA TELEPHONE CO.


                                  By:
                                           ---------------------------
                                  Name:
                                  Title:

                                   SELLERS

                         L.S.                                        L.S.
- ------------------------                   -------------------------
Robert Maytum                                  Robert A. Maytum



                         L.S.                                         L.S.
- ------------------------                   --------------------------
Robert A. Maytum                           Robert A. Maytum
Trustee of Robert Maytum IRR               Trustee of Robert Maytum
 Trust                                              Insurance Trust



                         L.S.                                         L.S.
- ------------------------                   --------------------------
Robert A. Maytum                           Marilyn S. Maytum
Trustee of Marjorie Hardin
 Trust


                         L.S.                                         L.S.
- ------------------------                   --------------------------
Mark R. Maytum                                  Kurt W. Maytum



                         L.S.                                         L.S.
- ------------------------                   --------------------------
Laurie L. Weatherlow                       Wade A. & Laurie Weatherlow



                         L.S.
- ------------------------
Peter M. Strong





                                     71